Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of the date finally executed below, is entered into by and between Luther Burbank Corporation, a California corporation (the “Company”), and John Biggs (“Executive”).  The Agreement amends and restates the employment agreement entered into previously between the Company and the Executive, which was initially effective January 1, 2016 (the “Prior Agreement”).  As of the first day of the Term (as defined below), the Agreement supersedes the Prior Agreement in all respects and such Prior Agreement is hereby rendered null and void.

INTRODUCTION

The Company and its operating subsidiaries (“Affiliates”) are engaged in the business of banking.  The Company desires to continue to employ Executive, and Executive desires to continue such employment, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1                               Employment.  Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as the Company’s Chief Executive Officer and President. Executive shall also serve as a member of the Company’s Board of Directors (the “Board”).  During the Term, Executive shall also serve without additional compensation as the President and Chief Executive Officer of Luther Burbank Savings (“LBS”), Burbank Financial Inc. (“BFI”), and Burbank Investor Service (“BIS”) and as a member of each of the subsidiaries’ board of directors. Executive shall report directly to the Company’s Board and the Chairman of the Board.

1.2                               Term.  Subject to Article IV below, Executive’s employment hereunder shall be for an initial term of three (3) years commencing on the date of the Company’s initial public offering, with one (1) year automatic extensions thereafter unless terminated in writing by either party sixty (60) days in advance of the end of the initial three (3) year period or any one (1) year extension period (the “Term”).

1.3                               Duties.  During the Term, Executive shall perform such executive duties for the Company and/or its Affiliates, consistent with Executive’s position hereunder, as may be reasonably assigned to Executive from time to time.  Executive shall reasonably devote Executive’s productive business time, attention and energies to the performance of Executive’s duties hereunder.  Executive shall use Executive’s best efforts to advance the interests and business of the Company and its Affiliates.  Executive shall abide by all rules, regulations and policies of the Company, as may be in effect from time to time.  Notwithstanding the foregoing, Executive may act for Executive’s own account in passive-type investments where the time allocated for those activities does not interfere with or create a conflict of interest with the discharge of Executive’s duties for the Company.

1.4                               Exclusive Agreement.  Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering Executive’s exclusive services to the Company during the Term.  Executive commits to providing exclusive employment services to the Company and shall accept no other employment.

ARTICLE II

COMPENSATION

2.1                               Compensation.  For all services rendered by Executive hereunder and all covenants and conditions undertaken by Executive pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.

2.2                               Base Salary.  The base salary shall be paid at an annual rate of six-hundred thousand dollars ($600,000) during the portion of the 2017 calendar year that predates the Term and at an annual rate of six-hundred and eighty-five thousand dollars ($685,000) for the portion of the 2017 calendar year on and after the commencement of the Term and seven-hundred and eighty-five-thousand dollars ($785,000) during the 2018 calendar year (the “Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices.  Executive’s Base Salary shall be adjusted thereafter solely at the discretion of the Compensation Committee of the Board (the “Compensation Committee”).

2.3                               Annual Target Bonus.  Executive shall be eligible for an annual performance bonus with a target payout of seventy-five percent (75%) of Executive’s Base Salary (the “Target Bonus”) based on specific performance criteria set by the Compensation Committee.  The Target Bonus shall be payable no later than March 15th of the year following the year to which it relates and Executive shall not have earned or have any rights to such Target Bonus unless he remains employed by the Company on the last day of the year to which the Target Bonus relates and the Compensation Committee has certified that all required performance standards have been met.

2.4                               Equity Grants.  Executive shall be eligible for annual grants of equity and equity based awards under the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan (the “Equity Plan”) as expressly set forth under separate award agreements.  Any non-vested phantom stock awards under the Luther Burbank Corporation and Subsidiaries Phantom Stock Plan previously issued to Executive shall be converted to restricted stock units under the Equity Plan, as expressly set forth in a separate award agreement.

2.5                               Deductions.  The Company shall deduct from the compensation described in this Agreement any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

2.6                               Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, award under the Equity Plan or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or policy adopted by the Board (or a committee thereof), will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy. The Board (or a committee thereof) will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law, regulation, stock exchange listing requirements or Company policy.

2.7                               Executive’s Temporary Suspension. If Executive is suspended or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

ARTICLE III

BENEFITS; EXPENSES

3.1                               Benefits.  During the Term, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other similarly situated executive employees as a group, subject to the terms and conditions of any such plans.  Executive’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with Executive’s positions and responsibilities at the Company.  The Company shall communicate the material terms of all benefit plans and programs in compliance with applicable law.

3.2                               Expenses.  The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of Executive’s duties hereunder, including reasonable cellular telephone expenses, and in promoting the business of the Company.  The Company shall make reasonable efforts to reimburse Executive within thirty (30) days of receipt of properly remitted expenses but a delay in reimbursement shall not be considered a breach of this Agreement.

3.3                               Vacation.  Each year, Executive shall annually accrue thirty (30) days of vacation plus predetermined holidays pursuant to Company policy.

3.4                               Company Policies.  The Company shall timely provide Executive all Company policies applicable to Executive.

ARTICLE IV

TERMINATION

4.1                               Termination.  Upon any termination of Executive’s employment for any reason, Executive shall, at the Company’s request, immediately resign from all his Board memberships and other positions with the Company or any of its subsidiaries held at such time.  Executive’s employment may be terminated under this Agreement in the following events:

(a)                                 Death.  Executive’s employment hereunder will terminate upon his death.

(b)                                 Total Disability.  Executive’s employment hereunder will terminate upon his becoming “Totally Disabled.”  For purposes of this Agreement, Executive shall be considered “Totally Disabled” if he has been physically or mentally incapacitated so as to render him incapable of performing the essential functions of any substantial gainful activity that is expected to result in death or to last for continuous period of at least 12 months.  Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement.

(c)                                  Termination for Cause by the Company.  The Company may terminate Executive’s employment hereunder for “Cause” at any time after providing a notice of termination for Cause to Executive.  For purposes of this Agreement, Cause means (i) engaging in conduct which is demonstrably and materially injurious to the Company and any Affiliates, or that materially harms the reputation, good will, or business of the Company and any Affiliates; (ii) being convicted of, or entering a plea of guilty or nolo contendere (or similar plea), to a criminal offense involving dishonesty, breach of trust, fraud, or moral turpitude; (iii) the suspension, removal or prohibition from participating in the conduct of the Company’s affairs by an order issued under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818) or any comparable provision of federal or state law; (iv) having been found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order applicable to Participant is entered (regardless of whether or not Participant admits or denies liability); (v) gross negligence, insubordination, or material violation of any duty of loyalty or other fiduciary duty to the Company or any other material misconduct on the Executive’s part; (vi) the willful refusal or negligent failure to perform assigned duties; (vii) having used or disclosed, without authorization, confidential or proprietary information of the Company and Affiliates; (viii) having breached any written agreement with the Company not to disclose any information pertaining to the Company or its Affiliates or their customers, suppliers and businesses; (ix) having breached any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Company or its Affiliates; or (x) having materially breached any applicable federal, state or local laws or regulation governing Executive’s duties with the Company or any of the Company’s policies applicable to Executive, whether currently in effect or later adopted.

4.2                               Termination by the Company without Cause.  The Company may terminate Executive’s employment hereunder without Cause at any time upon written notice to him.

4.3                               Voluntary Termination by Executive.  Executive may terminate his employment hereunder with or without Good Reason at any time upon written notice to the Company.  For purposes of this Agreement, Executive shall be treated as having resigned for Good Reason if and only if he resigns as a result of the occurrence of one or more of the following events:

(a)                                 a significant material detrimental change in Executive’s position or responsibilities, including a material change in duties that represents a substantial reduction in the position or responsibilities in effect immediately prior thereto; the assignment to Executive of any significant duties or responsibilities that are materially inconsistent with such position or responsibilities; except in connection with the termination of Executive’s employment for Cause, as a result of his Total Disability or death, or by Executive other than for Good Reason;

(b)                                 a material reduction in Executive’s Base Salary other than in connection with a general reduction in wages for all senior executive employees of the Company;

(c)                                  The Company requiring Executive (without Executive’s consent) to be based at any place outside a sixty (60) mile radius of Santa Rosa, except for reasonably required travel on the Company’s business; or

(d)                                 any material breach by the Company of its obligations to Executive under this Agreement.

Notwithstanding the foregoing, Executive shall not be treated as having resigned for Good Reason unless Executive notifies the Company in writing of the event constituting Good Reason not more than thirty (30) days after Executive knows, or with the exercise or reasonable diligence would have known, of the occurrence of such event, the Company fails within thirty (30) days after receipt of such notice to cure such event and return Executive to the position he would have been in had the event not occurred, and Executive resigns after the end of such thirty (30) days period, but in no event more than two (2) years after the occurrence of the event; provided, however, that in no event shall Executive’s failure to notify the Company of the occurrence of any event constituting Good Reason, or to resign as a result of such event, in either case within the applicable time period, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence.

ARTICLE V

Compensation Following Termination of Employment

In the event that Executive’s employment hereunder is terminated in a manner as set forth in Article IV above, Executive shall be entitled to the compensation and benefits provided under this Article V, in each case, subject to potential reduction as may be required under the terms of this Agreement.

5.1                               Termination by Reason of Death.  In the event that Executive’s employment is terminated by reason of his death, the Company shall pay the following amounts to Executive’s beneficiary or estate:

(a)                                 Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, any earned but unpaid bonuses for any prior calendar year (“Accrued Compensation”);

(b)                                 Any benefits accrued through the date of termination to which Executive may be entitled pursuant to the Company’s plans, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements (“Plan Benefits”); and

(c)                                  Continued Base Salary through the end of the 2018 calendar year, if the death occurs before December 31, 2018.

5.2                               Termination by Reason of Total Disability.  In the event that Executive’s employment is terminated by reason of his Total Disability, the Company shall pay the following amounts to Executive:

(a)                                 Accrued Compensation; and

(b)                                 Plan Benefits.

(c)                                  Continued Base Salary through the end of the 2018 calendar year, if the Disability termination occurs before December 31, 2018.

5.3                               Termination for Cause.  In the event that Executive’s employment is terminated by the Company for Cause, the Company shall pay the following amounts to Executive:

(a)                                 Accrued Compensation; and

(b)                                 Plan Benefits.

5.4                               Voluntary Termination by Executive.  In the event that Executive voluntarily terminates employment other than for Good Reason, the Company shall pay the following amounts to Executive:

(a)                                 Accrued Compensation; and

(b)                                 Plan Benefits.

5.5                               Termination by the Company Without Cause; Termination by Executive for Good Reason.  In the event that Executive’s employment is terminated by the Company for reasons other than death, Total Disability or Cause, or Executive terminates employment for Good Reason, the Company shall pay the following amounts to Executive:

(a)                                 Accrued Compensation;

(b)                                 Plan Benefits;

(c)                                  Subject to Executive’s execution and non-revocation of the Release (as defined below), an amount equal to Executive’s Base Salary (as then in effect) for twenty-four (24) months, with payments beginning on the first administratively feasible payroll date following the date the Release becomes effective, with the first payment totaling the amount of individual payments that would have been made from the termination date through the date of the payment, and subsequent payments continuing at the same time and in the same manner as Base Salary would have been paid if Executive had remained in active employment until the end of such period.  Notwithstanding the foregoing, in the event that the period for consideration of the Release and the revocation period crosses two (2) calendar years, the first administratively feasible payroll date shall be deemed to be the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the Release is signed.  Further notwithstanding the foregoing, the Company may in its discretion change the timing of the payment of any amounts to the extent such amounts are not subject to Section 409A of the Internal Revenue Code (the “Code”).

(d)                                 Subject to Executive’s execution of the Release (as defined below) and his timely election of COBRA, the Company shall pay Executive in monthly installments over the severance period an amount equal to the monthly cost of COBRA continuation coverage for the medical plan at the date of termination at the level of coverage then in effect for Executive, less the active rate for such coverage.

(e)                                  Subject to Executive’s execution and non-revocation of the Release (as defined below), each outstanding award under the Equity Plan that the Company granted to Executive will become fully vested.

(f)                                   Subject to Executive’s execution and non-revocation of the Release (as defined below) a pro rata annual bonus for the calendar year in which the termination occurs based on the number of days Executive was employed in such calendar year; provided, however, that such pro rata bonus shall be paid at the time it would have been paid had Executive not terminated employment and will be paid only if the applicable performance conditions are met at the conclusion of the calendar year and the amount shall be determined based on the actual satisfaction of the applicable performance criteria.

(g)                                  Each of the payments of severance (including installments) and continued medical benefits above are designated as separate payments for purposes of Code Section 409A.  As a result, to the extent applicable, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (B) any additional payments that are made on or before the last day of the second calendar year following the year of Executive’s termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.]1  Notwithstanding any provision of this Agreement to the contrary, if Executive is designated as a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the six month period following Executive’s “separation from service” from the Company (within the meaning of Code Section 409A) constitute “nonqualified deferred compensation (within the meaning of Code Section 409A, a “Separation from Service”), the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after the date of Executive’s Separation from Service (or such earlier date upon which such amounts can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death).

As a result of Executive entering into this Agreement, during the term of the Agreement Executive is not entitled to participate in the Company’s involuntary separation pay plan or any successor thereto.

5.6                               Cancellation and Refund of Termination Benefits for Subsequently Discovered Cause.  Notwithstanding any provision of this Agreement to the contrary, if after and within one (1) year of Executive termination of employment, the Company becomes aware of facts that would have allowed the Company to terminate Executive’s employment for Cause, then without regard to any notice or cure periods, to the extent permitted by law, the Company may elect to cancel any and all payments under Section 5(c)-(f) due Executive, but not yet paid, under this Agreement.

5.7                               Release.  For purposes of this Agreement, “Release” means that specific document which the Company shall present to Executive for consideration and execution after any termination of employment pursuant to Section 5.5 and Article VI, wherein if Executive agrees to such, he will irrevocably and unconditionally release and forever discharge the Company, its subsidiaries, affiliates and related parties from any and all causes of action which Executive at that time had or may have had against the Company (excluding any claim for indemnity, claims under this Agreement, any claim under state workers’ compensation or unemployment laws, any claim under COBRA, or any claims that cannot be released as a matter of law).  The Release will be provided to Executive as soon as practical after Executive’s termination date, but in any event in sufficient time so that Executive will have adequate time to review the Release as provided by applicable law.

ARTICLE VI

Certain Terminations During a Change-in-Control Period

6.1                               Additional Severance.                         Subject to reduction as may be required under the Agreement, in the event a Change-in-Control occurs and Executive terminates his employment for Good Reason during a Change-in-Control Period, or the Company terminates Executive’s employment without Cause (and for reason other than death or Total Disability) during a Change-in-Control Period, the Company shall, subject to Executive’s execution of the Release (as defined in Section 5.7), pay the payments and benefits provided for in Section 5.5 in the same form as provided for therein and subject to the same terms and conditions thereunder; provided, however, that the Company shall pay Executive one-hundred percent (100%) of the Executive’s Target Bonus for the year of termination instead of a pro-rata portion of the annual bonus as provided for in Section 5.5(f) and such payment shall not be conditioned on the satisfaction of the applicable performance criteria.  For purposes of this Agreement, “Change-in-Control” means a “change-in-control” as determined under the Equity Plan.  For purposes of this Agreement, “Change-in-Control Period” means the period commencing on the date on which a Change-in-Control occurs and ending on the first anniversary of the date on which a Change-in-Control occurs.

6.2                               Golden Parachute.  Notwithstanding the foregoing, if the total payments to be paid to Executive under this Agreement, along with any other payments to Executive by the Company, would result in Executive being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), the Company shall reduce the aggregate payments to the largest amount which can be paid to Executive without triggering the excise tax, but only if and to the extent that such reduction would result in Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by Executive will be made by the Compensation Committee.  If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

ARTICLE VII

NON-DISCLOSURE;
RESTRICTIVE COVENANTS

7.1                               Non-Disclosure of Confidential Information.  As used herein, “Confidential Information” means any and all private, proprietary information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, borrower or prospective borrower information, regardless of the form in which it is handled or maintained (including, without limitation, bank and credit card account numbers, income and credit information, and social security numbers), loan files, business strategies, pricing information, product development, intellectual, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, ideas, concepts, technologies, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes, and plans.  “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove Executive acquired wholly independently of Executive’s employment with the Company.  Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of Executive’s duties hereunder or as required by law (in which event Executive shall give prior written notice to Company and shall cooperate with Company and Company’s counsel in complying with such legal requirements).  Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, hardware, software, loan files, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

7.2                               Non-Competition.  Executive shall not, during the Term directly:  (a) compete with the Company; or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held,” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d)

cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

For purposes of this Section 7.2, (i) the term “Competing Entity” shall mean any entity which presently or during the period referred to above engages in any business activity in which the Company or any of its Affiliates is then engaged; and (ii) the term “Territory” shall mean any geographic area in which the Company or any of its Affiliates conducts business during such period.

7.3                               Non-Solicitation.

7.3.1                     Executive shall not, for a period of two (2) year from the date of any termination or expiration of Executive’s employment hereunder, directly or indirectly:  (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.

7.3.2                     Executive shall not, for a period of two (2) years from the date of any termination or expiration of Executive’s employment hereunder, solicit, directly or indirectly, or cause others to solicit, directly or indirectly, any person employed by the Company (a “Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly):  (i) requesting that a Current Employee change employment, (ii) assisting a Current Employee in finding employment elsewhere, (iii) inquiring if a Current Employee might have an interest in employment elsewhere or (iv) informing others of the name or status of, or other information about, a Current Employee for purposes of inducing the Current Employee to leave the Company and advising a third-party to induce the Current Employee to leave.

7.4                               Breach of Provisions.  In the event that Executive shall breach any of the provisions of this Article VII, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article VII. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.

7.5                               Reasonable Restrictions.  The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article VII, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

7.6                               Definition.  For purposes of this Article VII, the term “Company” shall be deemed to include (i) any successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).

ARTICLE VIII

Dispute Resolution

8.1                               Negotiation. The parties will attempt in good faith to resolve through negotiation any dispute, claim, or controversy arising out of or relating to this Agreement. Either party may initiate negotiations by providing written notice to the other pursuant to the above. Such notice shall set forth the subject of the dispute and the relief requested. The recipients of such notice will respond in writing within ten (10) days with a statement of their respective positions on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, the parties, and/or their representatives, will meet at a mutually agreeable time and place within twenty (20) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

8.2                               Mediation. Either party may commence mediation of a good faith dispute by providing to the Judicial Arbitration and Mediation Services (“JAMS”) and the other party a written request for mediation. Such request shall set forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals, and in scheduling the mediation proceedings which shall be conducted in Santa Rosa, California. The parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the parties and/or their respective agents, employees, experts, and attorneys, and by the mediator or any JAMS employees, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

8.3                               Consent to Judicial Reference. Subject to the provisions of Sections 8.1 and 8.2 hereinabove, the parties hereby consent and agree that (a) any and all disputes arising out of or related to this Agreement or any other matter in any way relating to or arising out of Executive’s employment with the Company (collectively “Dispute”) shall be heard by a referee in accordance with the general reference provisions of California Code of Civil Procedure Section 638, sitting without a jury in the City of Santa Rosa, County of Sonoma, California, (b) such referee shall hear and determine all of the issues in any Dispute (whether of fact or of law), including issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure section 1281.8, including without limitation, entering restraining orders, entering temporary restraining orders, issuing temporary and permanent injunctions and appointing receivers, and shall report a statement of decision; provided that, if, during the course of any Dispute, any party desires to seek such a provisional remedy at a time when a referee has not yet been appointed or is otherwise unavailable to hear the request for such provisional remedy, then such party may apply to the Sonoma County Superior Court for such provisional relief, and (c) pursuant to California Code of Civil Procedure section 644(a), judgment may be entered upon the decision of such referee in the same manner as if the Dispute had been tried directly by a court. The parties shall use their respective commercially reasonable and good faith efforts to agree upon and select such referee, provided that such referee must be a retired California state or federal judge, and further provided that if the parties cannot agree upon a referee, the referee shall be appointed by the Presiding Judge of the Sonoma County Superior Court. The parties acknowledge that this consent and agreement is a material inducement to enter into this Agreement and that each party will continue to be bound by and to rely on this consent and agreement in their related future dealings. The parties shall share the cost of the referee and reference proceedings equally, except that the costs of the referee and reference proceedings to be paid by Executive shall not exceed the amount Executive would have had to pay in court costs to initiate or respond to a civil action had the matter been pursued in court. Executive shall be responsible for all other costs payable; provided that, the referee may award attorneys’ fees and reimbursement of the referee and reference proceeding fees and costs to the prevailing party, whereupon all referee and reference proceeding fees and charges will be payable by the non-prevailing party (as so determined by the referee). The parties further warrant and represent that each has reviewed this consent and agreement with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent and enters into this agreement having had the opportunity to consult with legal counsel. This consent and agreement is irrevocable, meaning that it may not be modified either orally or in writing, and this consent and agreement shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any other agreement or document entered into between the parties in connection with this Agreement. In the event of litigation, this Agreement may be filed as evidence of the parties’ consent and agreement to have Disputes heard and determined by a referee under California Code of Civil Procedure section 638.

8.4                               ERISA.  Article VIII shall not apply to any claims or disputes arising out of or relating to any Company plan subject to the Employee Retirement Income and Security Act (“ERISA”), which claims or disputes shall be subject to ERISA.

ARTICLE IX

MISCELLANEOUS

9.1                               Company’s Default.                                 If Company is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Company by:

(a)                                 the FDIC, the DBO, or the FRBSF at such time as said regulatory agency enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in 13(c) of the Federal Deposit Insurance Act or comparable federal or state law; or

(b)                                 the FDIC, the DBO, or the FRBSF at such time as said regulatory agency approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined by the FDIC, the DBO, or the FRBSF to be in an unsafe or unsound condition.

(c)                                  Any rights of the Company or Executive that have already vested, however, shall not be affected by such action pursuant to section 163.39 of Title 12 of the Code of Federal Regulations.

9.2                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

9.3                               Assignment.  The Company may assign this Agreement to any successor in interest to its business, or to any subsidiary of the Company, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein.  Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under this Agreement.

9.4                               Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by electronic mail, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 9.4:

If to the Company:

General Counsel & Corporate Secretary
Luther Burbank Savings
1500 Rosecrans Avenue, Suite 300
Manhattan Beach, CA 90266

legal@lbsavings.com

If to Executive:

The Executive’s last known address of record.

9.5                               Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

9.6                               Confidentiality.  The parties hereto agree that they will not, except to their attorney, during the Term or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party, except as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing.  Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.

9.7                               Indemnity.  The Company shall, to the fullest extent permitted by law, indemnify Executive with respect to, and hold Executive harmless from and against, all expenses (including reasonable attorneys’ fees), liabilities, judgments, penalties, fines and amounts paid in settlement reasonably incurred by Executive or on behalf of Executive in connection with such legal proceeding or any claim, issue or matter therein, for any breach of any representation, warranty or obligation hereunder by the Company or the Company’s gross negligence or intentionally tortious misconduct.

9.8                               Waiver.  No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

9.9                               Entire Agreement.  This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive (including the Prior Agreement), whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.

9.10                        Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

9.11                        Authority.  The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

9.12                        Applicable Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflicts of laws principles. The parties agree that any action taken to enforce the terms of this Agreement, including judicial action not inconsistent with the arbitration provisions hereunder, shall come under the jurisdiction of, and be properly heard and adjudicated in the Courts of the State of California and that venue shall be proper in the County of Sonoma.

9.13                        Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

9.14                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

Luther Burbank Corporation

By:
Name:
Title:

“EXECUTIVE”

John Biggs